Exhibit 99.1

LOCKHEED MARTIN ELECTS DANIEL F. AKERSON TO BOARD OF DIRECTORS

BETHESDA, Md., February 27, 2014 — The Lockheed Martin Corporation [NYSE: LMT] Board of Directors has elected Daniel F. Akerson, former Chairman and Chief Executive Officer of General Motors Company, a member of the Board effective immediately.

Prior to serving as Chairman and CEO of General Motors, Akerson, 65, was a Managing Director of The Carlyle Group, and previously served as chairman, chief executive officer, or president of several major companies including XO Communications, Nextel Communications, General Instrument Corporation and MCI Communications. He currently serves as a director of the United States Naval Academy Foundation.

In addition to his service on the board of General Motors Company, Akerson previously served on the boards of the American Express Company and AOL Time Warner. He received his bachelor’s degree in engineering from the United States Naval Academy in 1970 and earned a master’s of science degree in economics from the London School of Economics.

Headquartered in Bethesda, Md., Lockheed Martin is a global security and aerospace company that employs approximately 115,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The Corporation’s net sales for 2013 were $45.4 billion.

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Gordon Johndroe, 301-897-6357; gordon.johndroe@lmco.com

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